Exhibit 10.5

TERMINATION AGREEMENT

THIS TERMINATION AGREEMENT (this “Agreement”), made and entered into this 13th day of June, 2013 (the “Execution Date”), by and between Presser Direct, LLC (“PRESSER”), a California limited liability company, on the one hand, and TVGoods, Inc. (“TVG”), a Florida corporation, on the other hand, shall read as follows:

W I T N E S S E T H:

WHEREAS, PRESSER and TVG entered into that certain Purchasing and Marketing Agreement, dated as of March 7, 2012 (“P & M Agreement”), pursuant to which each of the parties has various ongoing responsibilities regarding the manufacture, marketing, sale and distribution of the Products and Product Lines (the “Business”); and

WHEREAS, the parties wish to terminate the P & M Agreement, together with the obligations of the parties thereto, pursuant to the terms and conditions herein below set forth; and

WHEREAS, the parties do not admit any liability, but rather enter into this Agreement to resolve, terminate, and release each other from any and all claims.

NOW, THEREFORE, in consideration of the sum of Ten ($10.00) Dollars and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.

Recitations.  The aforestated recitations are true and correct and incorporated by reference herein.

2.

Defined Terms.  Any capitalized term not otherwise defined herein shall have the same meaning as ascribed to it in the P & M Agreement.

3.

Termination of Obligations.  Other than those specific obligations set forth in this Agreement, all of the various duties and obligations of each of the parties, including those duties and obligations which such parties owe to one another, whether pursuant to the P & M Agreement, or otherwise, shall terminate and be of no further force and effect as of the Execution Date, which date shall also serve as the effective date of the termination of the P & M Agreement.

4.

Inventory Previously Purchased by TVG.  The parties hereto acknowledge that, with regard to inventory of the Products or Product Units previously purchased by TVG from PRESSER (the “Prior Inventory”), there remains due and owing by TVG to PRESSER the sum of Three Hundred Eight Thousand Eight Hundred Eighty ($308,880.00) Dollars.  The foregoing amount shall be paid by TVG to PRESSER, on the Execution Date, as provided in Section 11.1.2 hereof.

5.

Monies Owing by TVG to PRESSER.  The parties further acknowledge and agree that TVG owes PRESSER the sum of One Hundred Forty-Five Thousand Nine Hundred Twenty-Seven and 32/100 cents ($145,927.32), attributable to royalty payments to be made by TVG, pursuant to the terms of the P & M Agreement.  The foregoing amount shall be paid by TVG to PRESSER, on the Execution Date, as provided in Section 11.1.2 hereof.

6.

Transfer of Assets by TVG to PRESSER.  As of the Execution Date, TVG shall transfer title and ownership to PRESSER in and to all infomercials produced or otherwise created by TVG, as same pertains to the Products and Product Units, including, without limitation, all outtakes, b-roles and CTA’s pertaining to same (collectively the “Infomercials”).  In addition, TVG shall transfer title and ownership to Presser in and to the following assets as same pertain to the Products and Product Lines: (i) all Internet domain names owned or controlled by TVGoods; (ii) all intellectual property, including trade names, trademarks and patents, whether issued or applied for, including, without limitation, “SeasonAire” and “Living Pure”; (iii) all artwork and packaging materials; and (iv) all props utilized in infomercials and home shopping network airings (collectively the “Assets”).  With regard to the foregoing, TVG shall execute any and all documentation reasonably requested by PRESSER to transfer legal title in and to the Infomercials and Assets to PRESSER.  With regard to the foregoing, TVG represents and warrants that, as of the Execution Date of this Agreement, it has good and marketable title in and to the Infomercials and Assets, and that same is not subject to the claims of any creditors or other third parties.  With regard to the foregoing, subsequent to the transfer of title and ownership by TVG to PRESSER, PRESSER agrees to assume any and all liabilities (financial or otherwise) in connection with its use of the Infomercials and Assets, and TVG shall be relieved of any liability in connection therewith.  TVG represents and warrants that, except as otherwise provided in this Agreement, to TVG’s actual knowledge after investigation, as of the Execution Date of this Agreement, there are no outstanding liabilities (financial or otherwise) in connection with the Infomercials and Assets.

7.

Ongoing Obligations of TVG.  TVG shall pay all royalties (the “Royalties”) that become due and payable for all periods through July 31, 2013 (the “Termination Date”), pertaining to its production of infomercials regarding the Products and Product Units, required to be paid under the respective royalty agreements for each of Montel Williams and Allen Johnston, as the talent, and Concepts TV, as the producer,  (collectively the “Royalty Agreements”). Additionally, TVG shall pay Joanne Benjamin the agreed upon commission due and owing to her, relative to her assistance to TVG in getting the Products on HSN, which commission shall be payable by TVG to her within ten (10) days following the Execution Date.  With regard to the aforementioned Royalty Agreements, TVG agrees to separately furnish copies of same to PRESSER prior to the Execution Date, and hereby represents and warrants the accuracy of the Royalty Agreements to be furnished hereunder.

Following the Execution Date, TVG’s sole continuing duties and responsibilities relating to the Business shall be limited to: (i) billing for Products sold prior to the Execution Date; and (ii) processing refunds and returns of the Products (the “Return Products”), through to the Termination Date, at which time, it is anticipated that all such activities shall have been completed by TVG.

Subsequent to the Execution Date, PRESSER shall be responsible for all liabilities associated with the Business, arising from and after the Execution Date, including liability for any sales of Products from and after the Execution Date.  Moreover, PRESSER agrees to indemnify, defend and hold harmless TVG for and against all liabilities arising from or related to any sales which occurred after the Execution Date, including those related to Product returns which are attributable to orders which occurred prior to the Execution Date.  In that respect, TVG no longer shall have any warranty replacement liability or obligation to repair or make good on any customer complaints regarding the Products.  Moreover, subsequent to the Execution Date, PRESSER agrees that, as between the parties to this Agreement, it shall be the sole entity responsible for conducting the Business.  Notwithstanding the foregoing, the parties agree that PRESSER’s refund liability for orders which originated prior to the Execution Date is limited to Ten Thousand Dollars ($10,000.00), and TVG agrees to reimburse PRESSER for any expenses over and above said limit within ten (10) business days of TVG being provided with documentation regarding such expenses incurred by PRESSER.

TVG represents and warrants that it has had no dealings, whatsoever, with any federal or state governmental agencies, as same pertains to the Products, nor are there any investigations by any federal or state governmental agencies, pending or, to the knowledge of TVG, threatened, relative to the Products.

8.

Ongoing Obligations of PRESSER.

8.1

Royalty Payments.  From and after the Termination Date, PRESSER shall make all payments of Royalties as and when such payments become due under the Royalty Agreements.  However, PRESSER shall not have any responsibility for the payment of same for any period prior to the Termination Date.

8.2

Replacement Units.  PRESSER agrees to communicate directly with Products Plus and/or Ollie’s, as same pertains to the replacement of one thousand four hundred ninety-six (1,496) damaged, defective or otherwise inoperative Product units (the “Bad Units”) and will replace such Bad Units with Product units which are in good working order (the “Replacement Units”), and deliver such Replacement Units to the Ollie’s warehouse location by no later than August 30, 2013.  The Bad Units shall be returned to PRESSER’s warehouse in China in a timely manner, with such arrangements to be PRESSER’s sole responsibility, and with any associated costs to be borne solely by PRESSER.  For purposes of this section, the Ollie’s warehouse location shall be as follows: Ollie’s Bargain Outlet, ATTN: P.O. Box # 173214, Distribution

Center 5050, 3300 Espresso Way, York, PA 17406 (the “Ollie’s Warehouse Location”), and the shipping delivery documents shall consist of the following:  signed billed of lading by receiving warehouse and/or proof of delivery (P.O.D.) document from the shipper (the “Shipping Delivery Documents”).  PRESSER hereby agrees and acknowledges that time is of the essence with regard to the foregoing delivery date of the Replacement Units to the Ollie’s Warehouse Location.  Notwithstanding the foregoing, the total Replacement Units shall consist of one thousand five hundred forty-one (1,541) units, which represents the one thousand four hundred ninety-six (1,496) Bad Units set forth above, plus an additional three percent (3%) overage, to cover any defects in the Replacement Units.  Ten percent (10%) of the Replacement Units-- or one hundred fifty-four (154) units, to be selected at random -- shall be inspected in China and approved by an inspector (the “Inspector”), who shall be an independent individual qualified to perform such inspections selected by PRESSER. The cost of the inspection of the Replacement Units, to be performed by the Inspector, shall be equally shared by the parties.  TVG shall be entitled to receive, and shall be furnished with a copy of the Inspector’s inspection report (the “Inspection Report”). With regard to the Inspection, same shall be deemed accepted and the Inspection Report thereunder accepted, if the Inspection reveals no more than 3% or no more than four (4) bad units (i.e., that the Inspection of the 154 units reveals that 150 or more of the units were found to be in good condition).  Should the Inspection reveal more than 3% or 4 bad units, PRESSER shall cause the factory in China to rework the units, to repair or replace any bad units, with there to be a subsequent inspection performed in the same manner as set forth above, by an inspector selected by PRESSER, the cost of which second inspection would be borne entirely by PRESSER.  With regard to  the foregoing, and in order to ensure that the Bad Units are replaced by PRESSER in a timely manner to Products Plus and/or Ollie’s with the Replacement Units, the amount of Sixty-Five Thousand ($65,000.00) Dollars otherwise due and owing by TVG to PRESSER, as of the Execution Date, shall be placed in escrow with PRESSER’s counsel, the law firm of Kramer Green Zuckerman Greene & Buchsbaum, P.A. (“Escrow Agent”), who shall serve as Escrow Agent relative to the Replacement Units, as set forth in this Section 8.2.  With regard to the aforementioned, a separate Escrow Agreement shall be prepared by PRESSER’s counsel and attached hereto as Exhibit “A”, and is incorporated herein by reference. TVG shall instruct PRESSER as to where to deliver the Replacement Goods to or on behalf of Ollie’s.  With regard to same, the foregoing sum, in the amount of Sixty-Five Thousand ($65,000.00) Dollars, shall be distributed by the Escrow Agent to PRESSER within three (3) business days of his or her receipt of the following: (i) the Inspection Report, from the Inspector, containing his approval of the Replacement Units; and (ii) Shipping Delivery Documents, evidencing delivery of two (2) shipping containers to Ollie’s, at the Ollie’s Warehouse Location.

9.

Sale of Existing Inventory. TVG hereby sells to PRESSER and PRESSER hereby purchases from TVG the inventory of the Products and Product Units, including new and refurbished units, both first quality units and defective units, together with various replacement parts (the “Existing Inventory”), which, as of the Execution Date, are located at the Reno, Nevada and Wallingford, Connecticut warehouses owned by

Fosdick (the “Fosdick Warehouses”), all pursuant to the bill of sale setting forth, in detail, the Existing Inventory attached hereto and made a part hereof as Exhibit B. The purchase price for the Existing Inventory is Fifty Thousand ($50,000.00) Dollars, which amount shall to be paid by PRESSER to TVG on the Execution Date, as provided in Section 11.1.2 hereof.  With regard to the foregoing, PRESSER shall take possession of the Existing Inventory at the Fosdick Warehouses, as of the Execution Date, with TVG to execute and deliver to Fosdick the necessary documents to transfer possession and control of the Existing Inventory to PRESSER, as of such date.  PRESSER shall assume any and all costs associated with the transfer of the Existing Inventory from TVG’s locations at the Fosdick Warehouses to the location of PRSSER’s choosing or, if PRESSER elects to establish an account with Fosdick Warehouses and have the Existing Inventory transferred in such manner, then PRESSER would assume such charges from Fosdick Warehouses, if any, to accomplish such transfer, as well.  In addition to the inventory listed on Exhibit B, the Existing Inventory shall also include all Return Products, which are in the Fosdick Warehouses, with PRESSER to take title and possession of same at such time.  With regard to the foregoing, TVG represents and warrants that it has or will have good and marketable title in and to the Existing Inventory and the Return Inventory and that same is not subject to the claims of any creditors or other third parties.

10.

Survival of Representations and Warranties; Indemnification.

10.1.

The representations and warranties contained herein and made by either of the parties pursuant to this Agreement shall survive the execution and delivery of this Agreement and for a period of twelve (12) months following the Execution Date.

10.2.

Except as otherwise provided herein, each party (the "Indemnifying Party") shall indemnify, defend and hold harmless the other party and its respective managers, officers, directors, employees and agents (the "Indemnified Parties") from all claims, damages, losses, demands, assessments, expenses or any other liabilities of any kind or nature incurred by any of the Indemnified Parties directly or indirectly, including, without limitation, all reasonable attorneys' fees and court costs, arising out of or in connection with any misrepresentation or breach of covenant or warranty made herein by the Indemnifying Party.

11.

Closing Documents.

11.1

TVG's Closing Documents.  On the Execution Date, TVG shall deliver to PRESSER the following documents, all of which shall be duly executed:

11.1.1

Bills of sale, certificates of title and assignments for the Infomercials, Assets and Existing Inventory subject to this Agreement (the “Business Assets”), in a form reasonably satisfactory to PRESSER's counsel, containing full warranties of title, in order to vest in PRESSER good, absolute and marketable title in such Business Assets, free and clear of all liens, charges, encumbrances and restrictions of any type or character; and

11.1.2 Payment by wire transfer in the amount of Three Hundred Thirty-Nine Thousand Eight Hundred Seven and 32/100 cents ($339,807.32), representing the following: (i) Four Hundred Fifty-Four Thousand Eight Hundred Seven and 32/cents ($454,807.32) – total amounts owing by TVG to PRESSER for the Prior Inventory and the Royalties, pursuant to Paragraphs 4 and 5 hereof; (ii) reduced by the sum of (a) Fifty Thousand ($50,000.00) Dollars – payment by PRESSER to TVG for the Existing Inventory, pursuant to Paragraph 9 hereof; and (b) Sixty-Five Thousand ($65,000.00) Dollars held in escrow by the Escrow Agent, pursuant to the provisions contained in Section 8.2 hereof.

11.1.3 Any other documentation deemed reasonable and necessary by PRESSER's attorney to effectuate the terms of this Agreement.

11.2

PRESSER's Closing Documents.  On the Execution Date, PRESSER shall deliver to TVG any other documentation deemed reasonable and necessary by TVG’s attorneys to effectuate the terms of this Agreement.

12.

Further Cooperation.  From and after the date of this Agreement, each of the parties hereto agrees to execute whatever additional documentation or instruments as are necessary to carry out the intent and purposes of this Agreement.

13.

General Releases.  On the Execution Date, TVG and PRESSER shall deliver to the other general releases in the forms attached hereto as Composite Exhibit C, pursuant to which each party releases the other party from any and all debts, obligations or liabilities which either party may have to the other party, as well as for any and all claims which either party may have or allege or amounts which either party may claim against the other party, except with regard to those claims, debts, obligations and/or liabilities which either party may have against or owe to the other party as a result of the terms, conditions and provisions set forth in this Agreement.

14.

Miscellaneous.

14.1

Exhibits.  All exhibits referred to herein shall be incorporated by reference and made a part of this Agreement.

14.2

Waiver.  It is understood that the parties may waive the strict performance of any covenant or representation made herein.  Any waiver, however, made by any party hereto must be duly made in writing in order to be considered a waiver, and the waiver of one covenant or representation shall not be considered a waiver of any other covenant or representation, unless specifically stated in writing as aforementioned.

14.3

Attorneys' Fees.  If any litigation arises hereunder, the prevailing party shall be entitled to recover, from the non-prevailing party, its reasonable attorneys' fees and costs at both the trial and appellate levels.

14.4

Governing Law and Venue.  This Agreement shall be governed by the laws of the State of Florida, and venue for any proceedings arising out of this Agreement shall be in Palm Beach County, Florida.

14.5

Entire Agreement.  This Agreement, together with the exhibits attached hereto, sets forth the entire understanding and agreement between the parties with reference to the subject matter hereof, and there are no other agreements, understandings, restrictions, warranties or other representations between the parties other than those set forth herein or provided for herein.

14.6

Headings.  Headings and captions contained in this Agreement are solely for the convenience of reference and shall not affect the interpretation of this Agreement.

14.7

Gender.  Wherever the context shall require, all words herein in the masculine gender shall be deemed to include the feminine or neuter gender, all singular words shall include the plural, and all plural shall include the singular.

14.8

Severability.  If any provision of this Agreement is declared invalid by any tribunal exercising competent jurisdiction, then such provisions shall be deemed automatically adjusted to conform to the requirements for validity as declared at such time, and, as so adjusted, shall be deemed a provision of this Agreement as though originally included herein.  In the event that the provision invalidated is of such a nature that it cannot be so adjusted, the provision shall be deemed deleted from this Agreement as though the provision had never been entered into.  In either case, the remaining provisions of this Agreement shall remain in full force and effect.  In the event that the provision invalidated is of such a nature that it cannot be so adjusted, and that the remaining provisions of this Agreement cannot operate without such invalidated provision, the remaining provisions of this Agreement shall no longer remain in full force and effect, and the Agreement shall be treated as if never having been entered into by the parties hereto.

14.9

Notices.  Any notice ("Notice") or other communication by either party to the other, whether required or permitted hereunder, shall be sufficiently given if delivered via electronic mail, in person or sent by telecopy, telex or facsimile transmission or by registered or certified mail, postage prepaid, addressed as follows:

TVG:

TVGoods, Inc.

14044 Icot Boulevard

Clearwater, FL 33760

Attention: Adrian Swaim

Facsimile: 727- 213 -9024

E-mail: aswaim@astvinc.com

Copy to:

Sherman & Sherman, P.A.

2000 Glades Rd., Suite 204

Boca Raton, FL 33431

Attention: Drew B. Sherman, Esq.

Facsimile: 561-300-5880

E-mail: drew@shermanslaw.com

PRESSER:

Presser Direct, LLC

9600 Cattaraugusa Avenue

Los Angeles, CA 90034

Attention: Mark Presser, Manager

Facsimile: 310-356-7235

E-mail: mark@presserllc.com

Copy to:

Kramer, Green, Zuckerman, Greene & Buchsbaum, P.A.

4000 Hollywood Boulevard, Suite 485S

Hollywood, Florida 33021

Attention:  Mitchell F. Green, Esq.

Facsimile: 954-981-1605

E-mail: mgreen@kramergreen.com

or to such other address, telecopier, telex number, as shall be furnished in writing by any such party.  Notice by mail shall be deemed to have been given on the third business day after the posting thereof, whether or not accepted, notice by telecopy or telex, when confirmation or receipt or answer-back is received and notice by courier, on the date of delivery.

14.10

Counterparts.  This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.  Facsimile signatures (including those in PDF format) shall be treated as if they were originals.

14.11

Construction.  It is the intention of the parties that the laws of the State of Florida shall govern the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties of the parties.  The parties agree and acknowledge that each party has reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting parties shall not be employed in the interpretation of this Agreement or any amendment or exhibit thereto.

14.12

Time is of the Essence.  The parties acknowledge that for purposes of this Agreement, time is of the essence.

14.13

Non-Disparagement.  For a period of three (3) years following the Execution Date, neither party shall disparage the other party, their directors, managers, officers, employees, products, or methods and techniques of doing business.

14.14 Authorized Signatories.  Each party represents that the individual executing this Agreement on behalf of such party is a duly elected officer and/or authorized representative of such party, and is duly authorized to execute this Agreement on behalf of such party.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have hereunto subscribed their names and seals to this Agreement the day and year first above written.

TVG:
TVGoods, Inc., a Florida corporation By: /s/ Adrian Swaim . Print Name: Adrian Swaim Its: Controller

PRESSER:
Presser Direct, LLC, a California limited liability company By: /s/ Mark Presser . Print Name: Mark Presser Its: Manager

EXHIBIT A

Escrow Agreement

Exhibit B

AS IS BILL OF SALE

COMPOSITE EXHIBIT C

GENERAL RELEASES